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MERRILL LYNCH & CO.

World Financial Center
North Tower
New York, New York 10281
(212) 236-3790 (call collect)


                                    OFFER BY

                             WESTPOINT STEVENS INC.

                              TO PURCHASE FOR CASH

                   UP TO 3,000,000 SHARES OF ITS COMMON STOCK


                                                                October 29, 1999


To Brokers, Dealers, Commercial
    Banks, Trust Companies and
    Other Nominees

     We have been appointed by WestPoint Stevens Inc., a Delaware corporation (the "Company"), to act as exclusive Dealer Manager in connection with the Company's offer to purchase for cash up to 3,000,000 shares of its common stock, par value $.01 per share (the "Shares"), at prices specified by the Company's stockholders, not greater than $22.00 nor less than $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 29, 1999 and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will determine a single per Share price (not greater than $22.00 nor less than $19.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not validly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 3,000,000 Shares (or such lesser number as are validly tendered and not withdrawn at prices not greater than $22.00 nor less than $19.00 per Share) pursuant to the Offer. All stockholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, including the provisions relating to "odd lot" tenders and proration described in the Offer to Purchase.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to certain conditions set forth in
Section 6 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase, dated October 29, 1999;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase);

     4. Letter, dated October 29, 1999 from the Company to its stockholders;


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     5. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Return envelope addressed to The Bank of New York, the Depositary, for your use only.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purposes of the Offer.

     Any questions or request for assistance should be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials should be directed to the Information Agent.

                                          Very truly yours,



                                          MERRILL LYNCH & CO.


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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